Exhibit 99.1

News Release CONTACT: Mr. Frank Cesario, PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL FIRST QUARTER 2005 REVENUE BETTER THAN

FORECAST AT $3.3 MILLION; SECOND QUARTER BACKLOG $1.5 MILLION

Elk Grove Village, IL (April 4, 2005) – ISCO International, Inc. (AMEX: ISO), a leading global supplier of RF management and interference-control solutions for the wireless telecommunications industry, forecast First Quarter 2005 revenue to be approximately $3 million during February 2005. The Company announced today that it exceeded its projection with revenue of approximately $3.3 million. Additionally, the Company announced that the backlog of customer orders for Second Quarter 2005 delivery was approximately $1.5 million as of March 31, 2005.

“Coming in 10% higher than expected in the first quarter and continuing our momentum into the second quarter reflects the significant strides being made by the company,” said Mr. John Thode, President and CEO of ISCO. “To be clear, we see these results as steps down the path toward our goal – we are not satisfied with simply raising the bar. We will provide more detailed first quarter results later this month. I look forward to sharing our bottom line results, particularly our cash flow results, at that time.”

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: the Company’s ability to protect its intellectual property; market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the risk of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Web site: http://www.iscointl.com